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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2012

EZCORP, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19424 (Commission File Number)	74-2540145 (IRS Employer Identification No.)

1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

£ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

£ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

£ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

£ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)
As reported in the company’s Current Report on Form 8-K filed October 4, 2012, Stephen A. Stamp, formerly Senior Vice President and Chief Financial Officer (principal financial officer), left the company effective October 5, 2012. In connection with Mr. Stamp’s departure, the company and Mr. Stamp have entered into a Separation Agreement and Release (the “Separation Agreement”), a copy of which is attached as Exhibit 99.1. Consistent with the provisions of the offer letter that the company and Mr. Stamp agreed to at the commencement of his employment, the Separation Agreement provides that Mr. Stamp will receive salary continuation ($400,000 annually) through September 30, 2013. Such salary continuation payments will be reduced or eliminated if Mr. Stamp obtains other full or part-time employment or engagement as a consultant, advisor or independent contractor prior to September 30, 2013. In addition, Mr. Stamp will receive an amount equal to the incentive bonus he would have otherwise earned for fiscal 2012 (currently estimated at approximately $165,000) to be paid in November 2012. In the Separation Agreement, Mr. Stamp provided a general release of claims against the company and affirmed certain noncompetition and nonsolicitation obligations to which he is subject for a period of one year following his termination of employment. The Separation Agreement, which was approved by the Compensation Committee of the company’s board of directors, was executed by the company on October 3, 2012, and by Mr. Stamp on October 8, 2012, although the executed copy was not returned to the company until October 24, 2012.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits.

99.1	Separation Agreement and Release, dated October 3, 2012, between EZCORP, Inc. and Stephen A. Stamp

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: October 29, 2012    By:        /s/ THOMAS H. WELCH, JR.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Separation Agreement and Release, dated October 3, 2012, between EZCORP, Inc. and Stephen A. Stamp

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